Exhibit 99.1
RELEASE 4:30 PM — March 4, 2010

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. ANNOUNCES THAT
HUDSON CITY SAVINGS BANK SUBMITS APPLICATION
TO BECOME A NATIONAL BANK
Paramus, New Jersey, March 4, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company of Hudson City Savings Bank (“Hudson City”), announced today that Hudson City submitted an application to the Office of the Comptroller of the Currency (the “OCC”) to convert from a federally chartered stock savings bank to a national bank. Hudson City Bancorp will shortly file an application with the Federal Reserve to become a bank holding company. Both Hudson City and Hudson City Bancorp are currently regulated by the Office of Thrift Supervision (the “OTS”).
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “Our decision to convert to a national bank charter results from, among other things, our resolve to continue our solid level of performance and growth in the banking industry and to maintain the trust and confidence of our customer base during these uncertain financial times. The current regulatory reform bill that was approved by the House of Representatives would eliminate the OTS. In addition, President Obama’s Budget Plan also calls for the dissolution of the OTS. While uncertainty exists at this time as to what the Senate will do with regard to regulatory reform, in light of the recent and ongoing period of extraordinary challenge and change in the banking industry, we believe that change in this industry is inevitable. At a time when trust and confidence in the banking industry is being challenged like never before, we believe it is important to stay ahead of any legal and regulatory changes implemented with regard to federal financial oversight. In order to accomplish this, we believe that it is necessary to take affirmative action by converting to a national bank charter now.”
Mr. Hermance continued, “Our rapid growth and current asset size relative to our peers have also factored into our decision to convert to a national bank charter. With assets in excess of $60 billion, Hudson City is one of the largest savings banks in the United States and is among the top twenty-five banks in the country by asset size. Hudson City is one of only a few large thrift institutions currently regulated by the OTS. However, many of the banks that we consider to be peer institutions in terms of asset size are regulated by the OCC. In light of the remarkable growth we have experienced to date, the current size of our institution, and the continued growth we expect to see in the future, we believe the national bank charter is best suited for an institution of our size and provides us with the most flexibility going forward.”
Mr. Hermance concluded, “We do not plan on changing our current business model. Our focus remains on attracting deposits and originating and purchasing first mortgage loans on residential properties, and we expect to continue this focus as a national bank.”

Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 131 branch offices in the New York metropolitan and surrounding areas and its deposits are insured by the Federal Deposit Insurance Corporation.